Exhibit 12.1

Calculation of Ratio of Earnings to Fixed Charges

(Dollars in thousands)

	Six months ended
	June 30,		Year Ended December 31,
	2014		2013		2012		2011		2010		2009
Including Interest on Deposits
Earnings:
Income (loss) before income taxes	$24,135		$42,837		$32,854		$44,843		$32,694		$(398,780)
Fixed Charges from below	3,329		8,631		14,770		22,426		39,032		70,109
Total Earnings (loss)	$27,464		$51,468		$47,624		$67,269		$71,726		$(328,671)
Fixed Charges:
Interest expense	$3,329		$8,631		$14,770		$22,426		$39,032		$70,109
Interest portion of net rental expense	—		—		—		—		—		—
Total Fixed Charges	$3,329		$8,631		$14,770		$22,426		$39,032		$70,109
Preferred Stock Dividends and discount accretion	363		3,633		3,633		5,342		5,170		4,767
Total Fixed Charges and Preferred Stock Dividends	$3,692		$12,264		$18,403		$27,768		$44,202		$74,876
Ratio of Earnings (loss) to Fixed Charges	8.25	x	5.96	x	3.22	x	3.00	x	1.84	x	(4.69	)x
Ratio of Earnings (loss) to Fixed Charges and Preferred Stock Dividends	7.44	x	4.20	x	2.59	x	2.42	x	1.62	x	(4.39	)x

Excluding Interest on Deposits
Earnings:
Income (loss) before income taxes	$24,135		$42,837		$32,854		$44,843		$32,694		$(398,780)
Fixed charges from below	661		1,532		2,274		3,766		6,318		10,030
Total Earnings (loss)	$24,796		$44,369		$35,128		$48,609		$39,012		$(388,750)
Fixed Charges:
Interest expense	$661		$1,532		$2,274		$3,766		$6,318		$10,030
Interest portion of net rental expense	—		—		—		—		—		—
Total Fixed Charges excluding interest on deposits	$661		$1,532		$2,274		$3,766		$6,318		$10,030
Preferred Stock Dividends and discount accretion	363		3,633		3,633		5,342		5,170		4,767
Total Fixed Charges and Preferred Stock Dividends excluding interest on deposits	$1,024		$5,165		$5,907		$9,108		$11,488		$14,797
Ratio of Earnings (loss) to Fixed Charges (excluding interest on deposits)	37.51	x	28.96	x	15.45	x	12.91	x	6.17	x	(38.76	)x
Ratio of Earnings (loss) to Fixed Charges and Preferred Stock Dividends(excluding interest on deposits)	24.21	x	8.59	x	5.95	x	5.34	x	3.40	x	(26.27	)x